AMENDMENT TO CONSULTING AGREEMENT

     AMENDMENT TO CONSULTING AGREEMENT (the "Agreement"), made as of July 1, 1996, between AVNET, INC., a New York corporation having a principal place of business at 80 Cutter Mill Road, Great Neck, New York 11021 ("Avnet") and DAVID S. SHAW, residing at 1595 Wesley Parkway, Atlanta, Georgia 30327 ("Shaw").
                       W I T N E S S E T H
     WHEREAS, Shaw and Avnet entered into a CONSULTING AGREEMENT as of July 1, 1993 for a term from July 1, 1993 through June 30, 1996 (the "Consulting Agreement"); and
     WHEREAS, the parties desire to extend the term of the Consulting Agreement for an additional 2-year period through June 30, 1998;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Consulting Agreement, the parties agree as follows:
1. The term of the Consulting Agreement as set forth in paragraph "2" thereof shall be extended for an additional period of 2 years, namely, through June 30, 1998.
2. The compensation to be paid to Shaw during the additional 2-year period from July 1, 1996 through June 30, 1998 shall be the sum of $50,000 per annum, payable in equal monthly installments. Accordingly, the first sentence of paragraph "5" of the Consulting Agreement, relating to compensation to Shaw during the period from July 1, 1993 through June 30, 1996, shall not apply to the additional 2-year period.
3. All other terms and conditions of the Consulting Agreement as hereby amended shall continue in full force and effect through June 30, 1998 except, however, that Avnet shall have no obligation to provide Shaw and his wife, Sherry, with coverage under its standard group medical and dental insurance policies beyond June 30, 1998 and to that extent the last sentence of paragraph "5" of the Consulting Agreement is also hereby amended.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.


                              s/David S. Shaw
                                David S. Shaw

                              AVNET, INC.
                         By:  s/David R. Birk
                                David R. Birk

                      CONSULTING AGREEMENT

     THIS AGREEMENT, made as of July 1, 1993, between AVNET, INC., a New York corporation having a principal place of business at 80 Cutter Mill Road, Great Neck, New York 11021 ("Avnet") and DAVID S. SHAW, residing at 1595 Wesley Parkway, Atlanta, Georgia 30327 ("Shaw").
                       W I T N E S S E T H
     WHEREAS, Shaw is employed as a Senior Vice President of Avnet;
and
     WHEREAS, Shaw desires to voluntarily retire from Avnet; and WHEREAS, Shaw and Avnet desire that after Shaw's retirement from Avnet that Shaw provide Avnet with consulting services for a limited period of time;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. Effective as of the close of business on June 30, 1993, Shaw hereby voluntarily retires and resigns from his positions as Senior Vice President of Avnet, Director of TEG Communications, Inc., Director of Electro Air PTE Ltd., and Worldwide Director, Marketing for Military/Aerospace and Airline Industries of Avnet's Electronic Marketing Group.
     Shaw shall be entitled to receive his base pay, incentive compensation and vacation pay with respect to the period up to and including June 30, 1993.
2. Avnet hereby retains Shaw as a consultant for the three (3) year period from July 1, 1993 through June 30, 1996.
3. Shaw shall perform such consulting and advisory services for Avnet as Avnet shall from time to time reasonably require, including but not limited to:
     (i) analysis of Avnet's position in the electronic distribution business and assessment of general market trends;
     (ii) strategic planning and recommendations to improve Avnet's position in the electronic distribution business and, in particular, with respect to the military/aerospace and airline industries;
     (iii)advice in connection with supplier relationships;
     (iv) advice in connection with marketing strategies.
4. It is understood and agreed that during the time Shaw is acting as a consultant to Avnet, he shall be an independent contractor. As an independent contractor, Shaw will be responsible for any federal, state or local tax obligations for himself, including, without limitation, social security, federal and state income tax, unemployment and worker's compensation taxes and obligations. Shaw shall perform such consulting and advisory services by telephone, by letter or in person, as reasonably requested by Avnet. Any expenses to be reimbursed by Avnet shall be approved in advance by Avnet and shall thereafter be reimbursed upon submission of all appropriate invoices in accordance with Avnet's customary procedures.
5. During the period Shaw performs the consulting services contemplated hereunder, Shaw shall receive from Avnet the sum of $100,000 per annum, payable in equal monthly installments. Additionally, as soon hereafter as may be practicable, Avnet shall convey to Shaw without charge therefor title to the automobile currently furnished to him by Avnet as a company automobile. Such transfer shall be made in "AS IS" condition, without any representations or warranties and effective upon such transfer, Shaw shall be fully responsible for all insurance coverage relating to the said automobile and shall be responsible for all taxes as a result of such transfer of title. Avnet further agrees during the term of this consultancy and for a period of two (2) years thereafter to provide Shaw and his wife, Sherry, with coverage under its standard group medical and dental insurance policies as normally furnished, and to the extent provided, by Avnet to its employees from time to time and Avnet agrees to waive Shaw's premium contribution for such coverage.
6. Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically and immediately in the event of Shaw's death and thereupon Avnet shall have no further obligations hereunder.
7. Shaw understands and agrees that in the course of employment with Avnet and during the term of this consultancy, he has acquired and will acquire confidential information and trade secrets concerning Avnet's operations, future plans and methods of doing business, which information Shaw understands and agrees would be extremely damaging to Avnet if disclosed to a competitor or made available to any other person or corporation. Shaw understands and agrees that such information has been or will be divulged to Shaw in confidence and Shaw understands and agrees that he will keep such information secret and confidential. Shaw further agrees that he will not at any time during the term of this Agreement, directly or indirectly solicit or induce any Avnet employees to terminate their employment with Avnet. This Section shall survive the termination of this Agreement.
8. During the term of this Agreement, Shaw shall not, without Avnet's prior written consent, engage directly or indirectly either as a principal, agent, consultant, proprietor, director, officer or employee or as a shareholder of any corporation in which he, his spouse or child owns directly or indirectly or collectively more than 10% of the outstanding stock, participate in the ownership, operation, management or control or have any financial interest in any business which is competitive with Avnet in the electronics distribution business or with any of Avnet's suppliers which also sells products to Avnet's competitors, or any representative firm which represents Avnet and also represents any of Avnet's competitors. The foregoing restrictions shall extend to all geographic areas for which Shaw had responsibility while an employee of Avnet; and the parties acknowledge that this area includes without limitation, all of the United States.
9. The parties hereto believe that the above restrictive covenant is reasonable in all respects, including with respect to time, scope and nature of restriction. However, the parties hereto agree that if the scope or enforceability of this restrictive covenant is in any way disputed at any time, the trier of fact may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances existing at that time.
     Shaw acknowledges that any breach of Sections 7 and/or 8 would entail irreparable injury to Avnet's goodwill and would jeopardize Avnet's competitive position in the marketplace and that in addition to Avnet's other remedies, Shaw consents and Avnet shall be entitled as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any breach by Shaw and/or those with whom Shaw is acting in concert and to other equitable relief to prevent any such actual, intended or likely breach.
10. Except for Section 9, the parties hereto consent to arbitration of any controversy or claim arising out of or relating to this Agreement, Shaw's employment or the termination of such employment with Avnet. Arbitration shall be in accordance with commercial rules of the American Arbitration Association before a panel of three arbitrators in the City of Atlanta, Georgia. Avnet and Shaw further consent to the jurisdiction of the state courts of Georgia and the United States District Court in the district where the arbitration takes place for all purposes in connection with the arbitration, including the entry of judgment on any award. The parties agree that this Agreement and Shaw's prior employment with Avnet involves interstate commerce.
11. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto between the parties. No waiver, modification or change of any of the provisions hereof shall be valid unless in writing and signed by the party against whom made.
12. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
13. The failure of either party at any time to require performance by the other of any provision hereof, shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.
14. All notices pursuant to this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other addresses as may hereafter be specified by notice in writing in the same manner by any party or parties.
15. Shaw understands that independent of this Agreement he may file separately for retirement benefits to the extent they are available under the Avnet Pension Plan and Executive Life Plan and for stock option or stock incentive benefits to the extent covered by these plans. No representation is made under this Agreement with respect to those plans. Shaw further understands that his services and remuneration as a member of Avnet's Board of Directors is not affected or governed in any way by the terms of this Agreement nor does Avnet make any promise herein as to the duration of Shaw's continued service as such a Director.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
                              s/David S. Shaw
                                David S. Shaw
                              AVNET, INC.
                         By:  s/David R. Birk
                                David R. Birk